Exhibit 4

                 Agreement Relating to Celebrate Express Options

WHEREAS, Ken Shubin Stein pursued representation on the Board of Directors of Celebrate Express (BDAY) in his capacity as Managing Member of Spencer Capital Management, the investment adviser to the Spencer Capital Opportunity Fund, LP and the Spencer Capital Offshore Opportunity Fund, Ltd. (each a "Fund" and collectively the "Funds") as disclosed in various filings made with the Securities and Exchange Commission beginning in June 2006; and

WHEREAS, on August 21, 2006, Celebrate Express publicly announced that it had appointed Dr. Shubin Stein to its board of directors; and

WHEREAS, on August 17, 2006, Dr. Shubin Stein was automatically granted, under Celebrate Express's 2004 Amended and Restated Equity Incentive Plan, the right to buy 13,246 shares of Celebrate Express at $12.47 per share with an expiration date of August 16, 2016 to vest over a three-year period in equal quarterly installments beginning on November 17, 2006 ("the Options");

Dr. Shubin Stein, as of August 17, 2006, agrees to buy, sell or hold and to vote the Options and any shares into which they are converted for the sole benefit of the Funds and to transfer, as soon as practicable, any proceeds received from the sale or other transfer of such Options or shares into which they are converted to the Funds in an amount proportionate to each Fund's ownership of BDAY.

                                   Agreed:



                                   /s/Ken Shubin Stein
                                   ---------------------------------------------
                                   Ken Shubin Stein



                                   Accepted by:



                                   /s/Ken Shubin Stein
                                   ---------------------------------------------
                                   Spencer Capital Opportunity Fund, Ltd. by
                                   its Investment Adviser, Spencer Capital
                                   Management, LLC by its Managing Member, Ken
                                   Shubin Stein

                                   /s/Ken Shubin Stein
                                   ---------------------------------------------
                                   Spencer Capital Offshore Opportunity Fund,
                                   Ltd. by its Investment Adviser, Spencer
                                   Capital Management, LLC by its Managing
                                   Member, Ken Shubin Stein